

EXHIBIT 11 -- COMPUTATION OF EARNINGS PER SHARE

In thousands of dollars, except per share data

                                                                 Three months ended
                                                                      March 31,
                                                              2000                1999
Numerator:
  Net income (loss)                                         $ (39,402)          $(12,736)

  Effect of dilutive securities:
    Eller put/call option agreement                                --            (1,276)   *
    Convertible debt - 2.625% issued in 1998                    2,453  *           2,453   *
    Convertible debt - 1.5% issued in 1999                      2,438  *              --
    LYONS - 1996 issue                                           (120)*               --
    LYONS - 1998 issue                                          1,130  *              --
    Less: Anti-dilutive items                                  (5,901)            (1,177)

Numerator for net income (loss) per
  common share - diluted                                    $ (39,402)          $(12,736)

Denominator:
  Weighted average common shares                              338,803            265,850

  Effect of dilutive securities:
     Stock options and common stock warrants                   10,501  *           3,883   *
    Eller put/call option agreement                                --              1,903   *
    Convertible debt - 2.625% issued in 1998                    9,282  *           9,282   *
    Convertible debt - 1.5% issued in 1999                      9,454  *              --
    LYONS - 1996 issue                                          3,870  *              --
    LYONS - 1998 issue                                          3,085  *              --
    Less: Anti-dilutive items                                 (36,192)           (15,068)

Denominator for net income (loss)
  per common share - diluted                                  338,803            265,850

Net income (loss) per common share:
  Basic                                                     $   (.12)           $   (.05)

  Diluted                                                   $   (.12)           $   (.05)

* Denotes items that are anti-dilutive to the calculation of earnings per share.